ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-253385 Dated December 20, 2022

HSBC USA Inc. Trigger Autocallable Notes
$           Notes Linked to the Russell 2000® Index due on or about December 29, 2027

Investment Description
These Trigger Autocallable Notes (the ‘‘Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Russell 2000® Index (the “Underlying Index”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. The Notes are designed for investors who believe that the Official Closing Level of the Underlying Index will remain flat or increase moderately during the term of the Notes. If the Underlying Index closes at or above the Initial Level on any Observation Date (quarterly, on and after 12 months), including the Final Valuation Date, HSBC will automatically call the Notes and pay you a Call Price equal to the Principal Amount per Note plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes have not been called on or prior to the Final Valuation Date, then either (1) if the Underlying Index closes at or above the Downside Threshold of 70.00% of the Initial Level on the Final Valuation Date, HSBC will repay the Principal Amount or (2) if the Underlying Index closes below the Downside Threshold on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Underlying Index from the Trade Date to the Final Valuation Date. Investing in the Notes involves significant risks. The Notes do not pay any interest. You may lose some or all of your Principal Amount. Generally, the higher the Call Return on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑ Call Return: HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return if the Official Closing Level of the Underlying Index is equal to or greater than the Initial Level on any Observation Date, including the Final Valuation Date. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes are not called, investors will incur a loss at maturity.

❑ Contingent Repayment of Principal Amount at Maturity: If by the Final Valuation Date, the Notes have not been called and the Underlying Index does not close below the Downside Threshold on the Final Valuation Date, HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return. However, if the Underlying Index closes below the Downside Threshold on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Underlying Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	December 23, 2022
Settlement Date	December 29, 2022
Observation Dates[2]	Quarterly, beginning on January 2, 2024
Final Valuation Date[2]	December 23, 2027
Maturity Date[2]	December 29, 2027

[1] Expected [2] See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF The principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
These terms relate to an offering of Notes Linked to the Russell 2000® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return Rate, the Initial Level and the Downside Threshold will be determined on the Trade Date.

Underlying Index	Call Return Rate	Initial Level	Downside Threshold	CUSIP	ISIN
The Russell 2000® Index (“RTY”)	11.85% to 12.85% per annum	•	70.00% of the Initial Level	40441B488	US40441B4885

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this free writing prospectus. The Notes offered will have the terms specified in the accompanying prospectus dated February 23, 2021, the accompanying prospectus supplement dated February 23, 2021, the accompanying equity index underlying supplement dated February 23, 2021 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for a description of the distribution arrangements.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $8.70 and $9.70 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Note	$10.00	$0.25	$9.75
Total

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Notes

This free writing prospectus relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the Underlying Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Notes relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the Equity Index Underlying Supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦   Equity Index underlying supplement dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

♦   Prospectus supplement dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

♦   Prospectus dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 23, 2021, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 23, 2021 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated February 23, 2021.

Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Underlying Index.

♦   You believe the Official Closing Level of the Underlying Index will not be below the Downside Threshold on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Notes are not called and the Official Closing Level of the Underlying Index is below the Downside Threshold on the Final Valuation Date.

♦   You understand and accept that you will not participate in any appreciation in the level of the Underlying Index and your potential return is limited to the applicable Call Return.

♦   You are willing to invest in the Notes if the Call Return Rate is set to the low end of the Call Return Rate range indicated on the cover hereof. The actual Call Return Rate will be determined on the Trade Date.

♦   You believe the Underlying Index will remain flat or appreciate moderately during the term of the Notes and the Official Closing Level of the Underlying Index will be equal to or greater than the Initial Level on at least one Observation Date, or equal to or greater than the Downside Threshold on the Final Valuation Date.

♦   You are willing to hold the Notes that will be automatically called on any Observation Date if the Official Closing Level of the Underlying Index on that Observation Date is equal to or greater than the Initial Level.

♦   You are willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦   You do understand and accept the risks associated with the Underlying Index.

♦   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Index.

♦   You are willing to assume the credit risk of HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Underlying Index.

♦   You believe the Notes will not be called and that the Final Level of the Underlying Index will be below the Downside Threshold on the Final Valuation Date.

♦   You seek an investment that is designed to return your full Principal Amount at maturity.

♦   You seek an investment that participates in the full appreciation in the level of the Underlying Index or that has unlimited return potential.

♦   You are not willing to invest in the Notes if the Call Return Rate is set to the low end of the Call Return Rate range indicated on the cover hereof. The actual Call Return Rate will be determined on the Trade Date.

♦   You are unable or unwilling to hold the Notes that will be automatically called on any Observation Date if the Official Closing Level of the Underlying Index on that Observation Date is equal to or greater than the Initial Level.

♦   You are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You do not understand or accept the risks associated with the Underlying Index.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Index.

♦   You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Notes, for any payment on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Index, see page 13 of this free writing prospectus and page S-55 of the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” beginning on page 7 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

Indicative Terms
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	5 years, unless earlier called.
Trade Date[1]	December 23, 2022
Settlement Date[1]	December 29, 2022
Final Valuation Date[1]	December 23, 2027, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes — Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date[1]	December 29, 2027, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Underlying Index	The Russell 2000® Index (Ticker: “RTY”)
Call Feature	The Notes will be automatically called if the Official Closing Level of the Underlying Index on any Observation Date, including the Final Valuation Date, is equal to or greater than the Initial Level. If the Notes are called, HSBC will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Call Price for the applicable Observation Date.
Call Settlement Dates	With respect to any of the first sixteen Observation Dates, two business days following the applicable Observation Date, unless otherwise indicated in the table below. For the Final Valuation Date, the Call Settlement Date will be the Maturity Date.
Call Price	The Call Price equals the Principal Amount per Note plus the applicable Call Return, which will equal the product of the Principal Amount multiplied by the applicable Call Return Rate.
Call Return/Call Return Rate	The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding and will be based on the Call Return Rate of 11.85% to 12.85% per annum, to be determined on the Trade Date.

Expected Observation Date[1]	Expected Call Settlement Date[1]	Hypothetical Call Return Rate	Hypothetical Call Price (per $10.00 Note)
January 2, 2024	January 4, 2024	11.8500% to 12.8500%	$11.18500 to $11.28500
March 25, 2024	March 27, 2024	14.8125% to 16.0625%	$11.48125 to $11.60625
June 24, 2024	June 26, 2024	17.7750% to 19.2750%	$11.77750 to $11.92750
September 23, 2024	September 25, 2024	20.7375% to 22.4875%	$12.07375 to $12.24875
December 23, 2024	December 27, 2024	23.7000% to 25.7000%	$12.37000 to $12.57000
March 24, 2025	March 26, 2025	26.6625% to 28.9125%	$12.66625 to $12.89125
June 23, 2025	June 25, 2025	29.6250% to 32.1250%	$12.96250 to $13.21250
September 23, 2025	September 25, 2025	32.5875% to 35.3375%	$13.25875 to $13.53375
December 23, 2025	December 29, 2025	35.5500% to 38.5500%	$13.55500 to $13.85500
March 23, 2026	March 25, 2026	38.5125% to 41.7625%	$13.85125 to $14.17625
June 23, 2026	June 25, 2026	41.4750% to 44.9750%	$14.14750 to $14.49750
September 23, 2026	September 25, 2026	44.4375% to 48.1875%	$14.44375 to $14.81875
December 23, 2026	December 29, 2026	47.4000% to 51.4000%	$14.74000 to $15.14000
March 23, 2027	March 25, 2027	50.3625% to 54.6125%	$15.03625 to $15.46125
June 23, 2027	June 25, 2027	53.3250% to 57.8250%	$15.33250 to $15.78250
September 23, 2027	September 27, 2027	56.2875% to 61.0375%	$15.62875 to $16.10375
Final Valuation Date (December 23, 2027)	Maturity Date (December 29, 2027)	59.2500% to 64.2500%	$15.92500 to $16.42500

Payment at Maturity (per $10 Note)

If the Notes have not been previously called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Underlying Index is equal to or greater than the Initial Level on the Final Valuation Date, the Notes will automatically called and HSBC will pay you a cash payment on the Maturity Date per Note equal to the applicable Call Price.[2]

If the Final Level of the Underlying Index is less than the Initial Level but equal to or greater than the Downside Threshold on the Final Valuation Date, HSBC will repay you the Principal Amount at maturity.

If the Final Level of the Underlying Index is below the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Return)

In this case, you will incur a loss that is proportionate to the decline in the Final Level of the Underlying Index from the Initial Level and you will lose some or all of your Principal Amount.

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same and the Observation Dates and Call Settlement Dates may be adjusted in a similar manner. The Observation Dates are subject to postponement if a Market Disruption Event occurs.

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Underlying Index Return	Final Level - Initial Level
Initial Level
Downside Threshold	70.00% of the Initial Level.
Initial Level	The Official Closing Level on the Trade Date.
Final Level	The Official Closing Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Is Expected to Be Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

Investing in the NOTES involves significant risks. You may lose some or all of your principal amount. Any payment on the NOTES, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the NOTES and you could lose your entire investment.

Investment Timeline

The Initial Level and Downside Threshold of the Underlying Index are determined. The Call Return and Call Return Rate are set.

The Notes will automatically be called if the Official Closing Level of the Underlying Index on any Observation Date is equal to or greater than the Initial Level.

If the Notes are called, HSBC will pay the Call Price for the relevant Observation Date: equal to the Principal Amount plus an amount based on the Call Return Rate.

The Final Level and Underlying Index Return are determined on the Final Valuation Date.

If the Notes have not been called and the Final Level of the Underlying Index is equal to or greater than the Downside Threshold, HSBC will repay the Principal Amount.

If the Notes have not been called and the Final Level of the Underlying Index is below the Downside Threshold, HSBC will repay less than the Principal Amount, if anything, resulting in a loss proportionate to the decline of the Underlying Index; equal to a return of:

$10.00 × (1 + Underlying Index Return) per Note

Investing in the Notes involves significant risks. You may lose some or all of your principal amount, AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT HAVE NO VALUE AT ALl. paymentS on the Notes, including any repayment of principal, ARE subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called and the Final Level of the Underlying Index is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Underlying Index from the Initial Level. In such a case, you will lose some or all of the principal amount of your Notes.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Notes to Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Underlying Index is above the Downside Threshold.

♦	Reinvestment Risk – If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as one year after issuance.

♦	No Assurances of a Flat or Bullish Environment – While the Notes are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment if the Notes are not called.

♦	No Interest Payments – As a holder of the Notes, you will not receive interest payments.

Risks Relating to the Underlying Index

♦	Small-Capitalization Risk – The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Changes Affecting the Underlying Index – The policies of the Underlying Index’s sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of the Underlying Index. The policies of the sponsor with respect to the calculation of the Underlying Index could also adversely affect the level of the Underlying Index. The sponsor may discontinue or suspend calculation or dissemination of the Underlying Index. Any such actions could have an adverse effect on the value of the Notes.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Is Expected to Be Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less Than the Price to Public – The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Underlying Index and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 5 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in the Underlying Index – The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in the Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying Index would have. The Underlying Index is a price return index, and the Call Return excludes any cash dividend payments paid on its component stocks.

♦	The Notes Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Notes in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Notes. This price, if any, will exclude any fees or commissions paid when the Notes were purchased and therefore will generally be lower than such purchase price.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in the Underlying Index, which could affect the price of such stocks or the level of the Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Notes.

The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity or the payment on a Call Settlement Date based on observed level of the Underlying Index in the market. The Calculation Agent can postpone the determination of the Official Closing Level on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Underlying Index or the level of the Underlying Index, and therefore, the market value of the Notes.

♦	Market Price Prior to Maturity – The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the Underlying Index; the volatility of the Underlying Index; the dividends paid on the securities included in the Underlying Index; the time remaining to the maturity of the Notes; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of our or their respective affiliates in the stocks included in the Underlying Index, or in futures, options, exchange-traded funds or other derivative products on those stocks or relating to the Underlying Index, may adversely affect the level of the Underlying Index, and, therefore, the market value of the Notes.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Notes?” on page 12 of this free writing prospectus and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying Index relative to the Initial Level. We cannot predict the Final Level or the Official Closing Level of the Underlying Index on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Level of the Underlying Index for the Notes will be determined on the Trade Date):

Investment Term:	5 years (unless earlier called)
Hypothetical Initial Level[1]:	2,000.00
Hypothetical Call Return Rate:	11.85% per annum (the Call Return Rate will be between 11.85% to 12.85% per annum, to be determined on the Trade Date)
Downside Threshold:	70%
Hypothetical Downside Threshold:	1,400.00 (70% of the Hypothetical Initial Level)

Observation Dates, Call Return Rates and Call Prices on Observation Dates:

Expected Observation Date	Expected Call Settlement Date	Hypothetical Call Return Rate	Hypothetical Call Price (per $10.00 Note)
January 2, 2024	January 4, 2024	11.8500%	$11.18500
March 25, 2024	March 27, 2024	14.8125%	$11.48125
June 24, 2024	June 26, 2024	17.7750%	$11.77750
September 23, 2024	September 25, 2024	20.7375%	$12.07375
December 23, 2024	December 27, 2024	23.7000%	$12.37000
March 24, 2025	March 26, 2025	26.6625%	$12.66625
June 23, 2025	June 25, 2025	29.6250%	$12.96250
September 23, 2025	September 25, 2025	32.5875%	$13.25875
December 23, 2025	December 29, 2025	35.5500%	$13.55500
March 23, 2026	March 25, 2026	38.5125%	$13.85125
June 23, 2026	June 25, 2026	41.4750%	$14.14750
September 23, 2026	September 25, 2026	44.4375%	$14.44375
December 23, 2026	December 29, 2026	47.4000%	$14.74000
March 23, 2027	March 25, 2027	50.3625%	$15.03625
June 23, 2027	June 25, 2027	53.3250%	$15.33250
September 23, 2027	September 27, 2027	56.2875%	$15.62875
Final Valuation Date (December 23, 2027)	Maturity Date (December 29, 2027)	59.2500%	$15.92500

1 The actual Initial Level of the Underlying Index will be determined on the Trade Date.

Example 1— The Index closes at 110.00% of the Initial Level on the first Observation Date – the Notes are called.

Date	Official Closing Level	Payment (per Note)
First Observation Date	2,200.00	$11.185 (Call Price) – Notes are automatically called
		Total Payment: $11.185 (11.85% return)

Because the Official Closing Level of the Index on the first Observation Date is at or above the Initial Level, the Notes are automatically called at the applicable Call Price of $11.185 per Note, representing a 11.85% return on the Notes. As long as the Index closes at or above the Initial Level on any Observation Date, HSBC will pay you the applicable Call Price.

Example 2— The Index closes below the Initial Level on each of the first sixteen Observation Dates and closes at 110.00% of the Initial Level on the Final Valuation Date – the Notes are called.

Date	Official Closing Level	Payment (per Note)
First Observation Date	1,800.00	$0.00 – Notes are not automatically called
Second through Sixteenth Observation Dates	Various levels below the Initial Level but above the Downside Threshold	$0.00 – Notes are not automatically called
Final Valuation Date	2,200.00	$15.925 (Call Price) – Notes are automatically called

Total Payment: $15.925 (59.25% return)

Because (i) the Official Closing Level of the Index on each of the first sixteen Observation Dates is below the Initial Level and (ii) the Official Closing Level of the Index on the final Observation Date (which is also the Final Valuation Date) is at or above the Initial Level, the Notes are automatically called at the applicable Call Price of $15.925 per Note, representing an 59.25% return on the Notes.

Example 3— The Index closes below the Initial Level on each of the first sixteen Observation Dates and closes at 70.00% of the Initial Level on the Final Valuation Date – the Notes are not called.

Date	Official Closing Level	Payment (per Note)
First Observation Date	1,800.00	$0.00 – Notes are not automatically called
Second through Sixteenth Observation Dates	Various levels below the Initial Level but above the Downside Threshold	$0.00 – Notes are not automatically called
Final Valuation Date	1,400.00	$10.00 (Principal Amount) – Notes are not called
		Total Payment: $10.00 (0.00% return)

Because (i) the Official Closing Level of the Index on each of the first sixteen Observation Dates is below the Initial Level and (ii) the Official Closing Level of the Index on the final Observation Date (which is also the Final Valuation Date) is below the Initial Level but at or above the Downside Threshold, the Notes are not automatically called, and HSBC will repay the Principal Amount of $10.00 per Note, representing a 0.00% return on the Notes.

Example 4— The Index closes below the Initial Level on each of the first sixteen Observation Dates. In addition, the Index closes at 59.00% of the Initial Level on the Final Valuation Date – the Notes are NOT called.

Date	Official Closing Level	Payment (per Note)
First Observation Date	1,500.00	$0.00 – Notes are not automatically called
Second through Sixteenth Observation Dates	Various levels below the Initial Level but above the Downside Threshold	$0.00 – Notes are not automatically called
Final Valuation Date	1,180.00	$10.00 × (1 + Underlying Index Return) =$10.00 × (1 + -41%) =$10.00 x (59%) =$5.90 (Payment at Maturity)
		Total Payment: $5.90 (-41.00% return)

Because the Official Closing Level of the Index on each of the first sixteen Observation Dates is below the Initial Level, the Notes are not automatically called. Furthermore, because the Final Level of the Index is below the Downside Threshold on the Final Valuation Date, your principal is fully exposed to any decrease in the Final Level of the Index relative to the Initial Level. Therefore you will suffer a loss on the Notes of 41.00%. Expressed as a formula:

Underlying Index Return = (1,180.00 – 2,000.00) / 2,000.00 = -41.00%

Payment at Maturity = $10 × (1 + -41%) = $5.90

In this example, you would lose some of your Principal Amount at maturity.

If the Final Level of the Index is below the Downside Threshold on the Final Valuation Date, you are fully exposed to the negative Underlying Index Return, resulting in a loss of some or all of your principal that is proportionate to the decrease in the Official Closing Level of the Index from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as pre-paid executory contracts with respect to the Underlying Index. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

HSBC will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

The Russell 2000® Index

Description of the RTY

The Russell 2000® Index (“RTY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-45 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Russell 2000® Index

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from December 19, 2012 to December 19, 2022, as reported on the Bloomberg Professional® service. The solid line represents a hypothetical Downside Threshold, equal to 70.00% of the Official Closing Level on December 19, 2022. The actual Downside Threshold will be based on the Initial Level on the Trade Date. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the RTY should not be taken as an indication of future performance.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Underlying Index Return and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. The Call Return will be calculated based on the length of time that the Notes are outstanding. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If a Market Disruption Event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover page of this free writing prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the cover of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the accompanying prospectus supplement.